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[LOGO]                                                                    [LOGO]

FOR IMMEDIATE RELEASE
December 9, 1997
Contacts: TCI Media Relations, LaRae Marsik, (303) 267-5273
          Century Communications, Scott N. Schneider, CFO, (203) 972-2002

              TCIC AND CENTURY COMMUNICATIONS ANNOUNCE PARTNERSHIP
             AND CABLE SYSTEM TRADES, STRENGTHENING KEY LOCAL CABLE
                 MARKETS IN THE BAY AREA AND SOUTHERN CALIFORNIA

ENGLEWOOD, CO/NEW CANAAN, CT--TCI Communications, Inc. ("TCIC") and Century Communications Corp. ("Century") announced today that they have signed a letter of intent to establish a strategic partnership that will combine multiple cable systems in Southern California, building more efficient and unified local cable operations for these communities. The companies have also agreed to exchange certain cable systems in Northern and Southern California, deepening TCIC's commitment to the Bay Area and expanding Century's reach in Southern California.

The Southern California partnership is expected to create notable operational advantages, enhancing customer service efforts and providing a more unified advertising and marketing platform in each local community. TCIC will contribute systems serving approximately 245,000 customers in and around Los Angeles County, Arcadia, Redlands, Ventura and Hemet to the partnership, and Century will contribute systems serving customers in Sherman Oaks, Santa Monica, Anaheim and other areas around East San Fernando Valley serving approximately 500,000 customers. TC1C is expected to own approximately 25 percent of the new partnership, with Century managing the newly combined markets and owning approximately 75 percent of the partnership. The establishment of this agreement will also permit TCIC and Century to reduce a meaningful portion of debt on their respective consolidated balance sheets.

The companies have also agreed to exchange cable systems in certain communities in Northern and Southern California, allowing each company to unify operations in existing service areas. TCIC will exchange its East San Fernando Valley cable systems serving approximately 90,000 customers for the majority of Century's Northern California cable systems, serving approximately 90,000 customers in the communities of San Pablo, Benicia, Fairfield and Rohnert Park, California. This transaction will allow TCIC to strengthen its strong commitment to the Bay
Area, and it will provide Century the opportunity to further expand its presence in Southern California.

                                    - more -

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"The Bay Area is a leading market for TCIC, and our commitment to the 1.3 million customers we serve in this area is evident as we continue to progress in our service levels and in the products we offer to customers," said Leo J. Hindery, Jr., President and Chief Executive Officer of TCIC. "As we continue to combine our local strengths with other leading companies, we are very pleased to work with Century in markets as complex and attractive as Los Angeles and Southern California. Together, we look forward to concentrating our local resources to strongly serve our customers and the individual needs of each community."

"We are delighted to increase the scope of our operations in the Southern California market," said Bernard P. Gallagher, President and Chief Operating Officer of Century. "This combination will provide Century with a regional economy of scale to offer better and more enhanced services to our customers. While we've enjoyed local relationships in Northern California for nearly twenty-five years, we are confident that the strong TCI commitment to the region will bring great service benefits and new offerings to those systems."

Additional terms of the letter of intent were not disclosed. The transactions are subject to the signing of definitive agreements and to all appropriate regulatory approvals and other consents.

A specific list of the communities affected by this agreement is attached.

Century Communications Corp. is traded on the National Market tier of the Nasdaq Stock Market under the symbol CTYA.

Tele-Communications, Inc. is traded through the TCI Group, the TCI Ventures Group and the Liberty Media Group common stocks. The Series A and Series B TCI Group common stocks are traded on the National Market tier of the Nasdaq Stock Market under the symbols of TCOMA and TCOMB, respectively.

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           CABLE SYSTEMS INVOLVED IN THE TCIC/CENTURY PARTNERSHIP:

FROM TCIC
---------

Arcadia, CA
Hemet, CA
Los Angeles County, CA
Redlands, CA
Ventura, CA

FROM CENTURY
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Anaheim, CA
Brea, CA
Chino, CA
East San Fernando Valley, CA
Glendora, CA
Hermosa Beach, CA
Los Angeles, CA
Redondo Beach, CA
Santa Monica, CA
Sherman Oaks, CA
Ventura, CA
Walnut, CA
Yucca Valley, CA


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